Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan of our report dated March 24, 2022, except for Note 13, as to which the date is April 27, 2022, with respect to the financial statements of Nauticus Robotics, Inc. included in the proxy statement/prospectus of CleanTech Acquisition Corp. that is made a part of the Amended Registration Statement on Form S-4 (File No. 333-262431) of CleanTech Acquisition Corp. dated August 11, 2022.

/s/ Whitley Penn LLP

Houston, Texas

January 20, 2023